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                                                                    EXHIBIT 99.1






FOR IMMEDIATE RELEASE

Contact:   Thomas Tiller                          Chris Malecek
           Michael Malone                         Shandwick USA
           Polaris Industries Inc.                612-346-6181
           763-542-0500


                             POLARIS INDUSTRIES INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

         MINNEAPOLIS (May 18, 2000) ---- Polaris Industries Inc. (NYSE/PSE: PII) announced today that its Board of Directors has adopted a shareholder rights plan. Under the plan, a dividend of preferred stock purchase rights will become exercisable if a person or group should acquire 15 percent or more of the company's common stock. The dividend will consist of one purchase right for each outstanding share of the company's common stock held by shareholders of record on June 1, 2000.

         "The rights are not being distributed in response to any specific effort to acquire the company," stated Tom Tiller, President and Chief Executive Officer. "The purpose of this rights plan is to protect our shareholders' right to receive full value for their investment. We continue to believe that Polaris is undervalued in today's market."

         Each right will entitle shareholders to buy one-hundredth of a share of Polaris preferred stock at an exercise price of $150. The rights become exercisable if a person or group acquires 15 percent or more of the company's outstanding common stock. The Company will generally be entitled to redeem the rights for $.001 per right at any time before any person or group acquires 15 percent or more of Polaris' common stock. The rights will expire in 10 years, and the distribution is not taxable to shareholders.

         If a person or group actually reaches the 15 percent ownership threshold, each right would then entitle the holder to purchase from the company a number of shares having a market value equal to twice the exercise price. Rights associated with shares held by the acquiring person or group would become void.

         If the company should be acquired in a merger or other business combination after a person or group acquires 15 percent or more of the company's common stock, each right will entitle its holder to purchase a number of the





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acquiring company's common shares having a market value equal to twice the right's exercise price.

         Polaris Industries Inc. designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, motorcycles, personal watercraft and the Polaris Ranger for recreational and utility use. Polaris is the world's largest snowmobile manufacturer, and one of the largest U.S. manufacturers of all-terrain vehicles and personal watercraft. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol "PII", and the company is included in the S&P SmallCap 600 stock price index.